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As filed with the Securities and Exchange Commission on July 20, 2017

Registration No. 333-217753

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Venator Materials PLC
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	2860 (Primary Standard Industrial Classification Code Number)	98-1373159 (I.R.S. Employer Identification No.)

Titanium House, Hanzard Drive, Wynyard Park,
Stockton-On-Tees, TS22 5FD, United Kingdom
+44 (0) 1740 608 001
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Russ Stolle
Senior Vice President, General Counsel and Chief Compliance Officer
Titanium House, Hanzard Drive, Wynyard Park,
Stockton-On-Tees, TS22 5FD, United Kingdom
+44 (0) 1740 608 001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan Beck Sarah K. Morgan Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Ilir Mujalovic Harald Halbhuber Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-4000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

                   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

                   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                   Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

                   If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Ordinary shares, par value $0.001 per share	$100,000,000	$11,590

(1)
Includes shares issuable upon exercise of the underwriters' option to purchase additional ordinary shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)
The registrant previously paid $11,590 of the total registration fee in connection with its initial registration statement on May 5, 2017.

                   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

              This Amendment No. 4 to the Registration Statement on Form S-1 (Registration No. 333-217753) (the "Registration Statement") is being filed for the sole purpose of filing Exhibit 10.6 to the Registration Statement. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

 Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

              The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the ordinary shares offered hereby. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority ("FINRA") filing fee, and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee		$11,590
FINRA filing fee		15,500
NYSE listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment

Item 14.    Indemnification of Directors and Officers

              We plan to enter into indemnification agreements with our directors and executive officers to indemnify them to the maximum extent allowed under applicable law. These agreements indemnify these individuals against certain costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in the execution or discharge of his or her duties. These agreements do not indemnify our directors against any liability attaching to such individuals in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director, which would be rendered void under the Companies Act 2006. The U.K. specific restrictions apply to directors but not officers.

              We intend to maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

              The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters against certain liabilities arising under the Securities Act or otherwise in connection with this offering.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

              Upon our formation, we issued 50,000 of our ordinary shares, par value £1 per share (the "Subscriber Shares"), to Huntsman International (Netherlands) B.V., an indirect wholly-owned subsidiary of Huntsman. On June 30, 2017, (a) Huntsman International (Netherlands) B.V. transferred the Subscriber Shares to Huntsman International, and (b) we issued 50,000 redeemable shares, par value £1 per share, and one ordinary share, par value $1 per share, to Huntsman International, all of which (including the Subscriber Shares) will be repurchased by us prior to the consummation of the offering. Prior to the consummation of the offering, we expect to issue            ordinary shares, par value $0.001 per share, to Huntsman International and             ordinary shares, par value $0.001 per share, to HHN. Immediately prior to the completion of this offering, we expect Huntsman International and HHN will be the sole shareholders of Venator. Immediately following the completion of this offering, we expect HHN will be the sole Huntsman owned entity holding shares of Venator. Each issuance of shares made prior to the issuance of shares in this offering was, or will be, made pursuant to the exemption from registration in Section 4(a)(2) of the Securities Act because the offer and issuance of the ordinary shares did not, or will not, involve a public offering, and we have not otherwise sold any securities, registered or otherwise, within the past three years.

Item 16.    Exhibits and Financial Statement Schedules

              (a)   Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

              (b)   Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

Item 17.    Undertakings

              The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that:

              (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

              Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on July 20, 2017.

Venator Materials PLC
By:	/s/ RUSS STOLLE Russ Stolle Senior Vice President, General Counsel and Chief Compliance Officer Date: July 20, 2017

              Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

* Simon Turner		President and Chief Executive Officer, and Director (Principal Executive Officer)	July 20, 2017
/s/ KURT OGDEN Kurt Ogden		Senior Vice President and Chief Financial Officer (Principal Financial Officer), and Venator's Authorized Representative in the United States	July 20, 2017
/s/ STEPHEN IBBOTSON Stephen Ibbotson		Vice President and Corporate Controller (Principal Accounting Officer)	July 20, 2017
/s/ PETER R. HUNTSMAN Peter R. Huntsman		Director	July 20, 2017
* Sir Robert J. Margetts		Director	July 20, 2017
*By	/s/ RUSS STOLLE Russ Stolle Attorney-in-fact		July 20, 2017

 INDEX TO EXHIBITS

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement
2.1	**	Form of Separation Agreement
3.1	**	Articles of Association
3.2	**	Form of Amended and Restated Articles of Association
4.1	**	Form of Certificate evidencing Ordinary Shares
4.2	**	Form of Registration Rights Agreement
4.3	**	Form of Indenture for 5.75% Senior Notes due 2025
4.4	**	Form of 5.75% Senior Note due 2025 (included in Exhibit 4.3)
5.1	**	Form of Opinion of Vinson & Elkins R.L.L.P.
10.1	**	Form of Transition Services Agreement
10.2	**	Form of Tax Matters Agreement
10.3	**	Form of Employee Matters Agreement
10.4	**	Form of Venator Materials PLC Stock Incentive Plan
10.5	**	Form of Indemnification Agreement
10.6	*	Form of ABL Facility Agreement
10.7	**	Form of Term Loan Credit Agreement
10.8	**	Employment Transfer Agreement (Stolle)
10.9	**	Employment Transfer Agreement (Ogden)
10.10	**	Employment Agreement (Buberl)
10.11	**	Form of Employment Agreement (Maiter)
10.12	**	Form of Executive Severance Plan
21.1	**	List of Subsidiaries of Venator Materials PLC
23.1	**	Consent of Vinson & Elkins R.L.L.P. (included in Exhibit 5.1)
23.2	**	Consent of Deloitte & Touche LLP (Venator Materials PLC)
23.3	**	Consent of Deloitte & Touche LLP (Venator (Combined Divisions of Huntsman))
23.4	**	Consent of Deloitte & Touche LLP (Titanium Dioxide Pigments and Other Businesses of Rockwood Holdings, Inc.)
24.1	**	Powers of Attorney (included on the signature page of Registration Statement)
24.2	**	Powers of Attorney
99.1	**	Consent to be Named (Ferrari)
99.2	**	Consent to be Named (Anderson)

*
Filed herewith.

**
Previously filed.

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Part II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS